Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus of this Amendment Number One to the Registration Statement (No. 333-117676) on Form SB-2 of our report dated December 10, 2003 on the consolidated financial statements of MDU Communications International, Inc. as of September 30, 2003 and 2002 and for the years then ended, which are also included in the Prospectus of this Registration Statement. We also consent to the related reference to our firm under the caption “Experts” in the Prospectus of this Registration Statement.

/s/ J.H. Cohn LLP
Roseland, New Jersey
August 19, 2004